EXHIBIT 99.1

AUDIT COMMITTEE CHARTER

Introduction and Purpose

Nevada Star Resources Corp. (the “Company”) is a publicly-held company and operates in a highly competitive and regulated environment.  The Company’s business involves an environment that is highly regulated at both the federal and state level in the United States and the provincial level in Canada.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities to the shareholders, potential investors and to the investment community.  The Audit Committee will assist the Board in the oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, and (3) the compliance by the Company with legal and regulatory requirements.

Composition and Membership

The Audit Committee shall be comprised of at least three (3) members, all of whom shall meet the independence requirements as established by the TSX Venture Exchange, the NASDAQ Stock Market, applicable laws, rules and regulations of the Securities and Exchange Commission.  Audit Committee members shall fully comply with the requirements of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s implementing regulations.  At least one member of the Audit Committee shall be an “audit committee financial expert” as that term is defined in applicable rules.  Members and a Chair of the Audit Committee shall be recommended by the Corporate Governance and Nominating Committee and appointed by the full Board of Directors.

Meetings

The Audit Committee shall meet at least four (4) times annually, in person, telephonically, or electronically and more frequently as circumstances dictate.  The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.

Responsibilities and Duties

The Audit Committee shall:

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Make regular reports to the Board of Directors of the Company.

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Appoint the independent auditors to be engaged by the Company, establish the audit fees of the independent auditors, pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

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Review the scope of the independent auditor’s audit examination, including their engagement letter, prior to the annual audit of the Company’s financial statements.

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Instruct the independent auditors to report directly to the Audit Committee any serious difficulties or disputes with management, and ensure they are appropriately resolved.

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Review and evaluate the performance of the independent auditors and review with the Board of Directors all proposed discharges of the independent auditors.

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Review each annual audit with the independent auditor at the conclusion of the audit.  The review shall include all comments or recommendations of the independent auditor, all audit problems or difficulties and management’s response.

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Review and discuss with management the procedures undertaken in connection with the required certifications for regulatory filings and other reports including their evaluation of the Company’s disclosure controls and procedures and internal controls, as well as any and all fraud, whether or not material, that involves management or others who have a significant role in the Company’s internal controls.

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Review management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and disclosure, and the independent auditor’s related attestation.  Consider with management and the independent auditors whether any changes to such internal controls are appropriate.

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Review with management the Company’s quarterly and annual financial results prior to regulatory filings and the issuance of related press releases.

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Produce the report of the Audit Committee to the shareholders in the Company’s annual proxy statement on those matters required by regulatory agencies.

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Be authorized to hire outside counsel or other consultants as necessary.

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Perform such other duties as are assigned by the Board of Directors.

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Review the Audit Committee’s charter annually and recommend all proposed changes to the Board of Directors.

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Periodically evaluate and take steps to improve the effectiveness of the Audit Committee in meeting its responsibilities under this Charter.

Public Disclosure

This Charter shall be included on the Company’s website.  The Company’s annual report to shareholders will state that this Charter is available on the Company’s website and will be available upon request to the Company’s Corporate Secretary.